UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM CB

Amendment No. 5

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☐
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☒
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Corporate Express N.V.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

The Netherlands

(Jurisdiction of Subject Company’s Incorporation or Organization)

Staples Acquisition B.V.

Staples, Inc.

(Name of Person(s) Furnishing Form)

Ordinary Shares

American Depositary Shares

Preference Shares A

2% Subordinated Convertible Bonds Due 2010 Convertible Into Ordinary Shares

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable))

Not Applicable

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

May 19, 2008

(Date Tender Offer/Rights Offering Commenced)

PART I.                                                    INFORMATION SENT TO SECURITY HOLDERS

Item 1.                                                           Home Jurisdiction Documents.

The following document is attached as an exhibit to this Form:

Exhibit number	Description

1*	Offer Memorandum, dated May 19, 2008

Item 2.                                                           Informational Legends.

Not applicable.

PART II.                                                INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

The following documents are attached as exhibits to this Form:

Exhibit number	Description

2**	Press release, dated June 3, 2008, “Staples Increases Its Offer for Corporate Express to EUR 9.15 per Share and Secures Commitments from Shareholders to Tender Their Shares”

3***	Press release, dated June 4, 2008, “Staples Purchased 12.3 percent of Corporate Express’ Ordinary Shares”

4****	Press release, dated June 11, 2008, “Staples and Corporate Express Reach Agreement on Recommended All Cash Offer of EUR 9.25 per Ordinary Share of Corporate Express”

5*****	Press release, dated June 11, 2008, “Staples Increases Offer Price per Corporate Express Convertible Bond to EUR 1,346.71”

* Previously furnished as Exhibit 1 to Form CB filed with the U.S. Securities and Exchange Commission by Staples Acquisition B.V. and Staples, Inc. on May 20, 2008.

** Previously furnished as Exhibit 2 to Form CB Amendment No. 1 filed with the U.S. Securities and Exchange Commission by Staples Acquisition B.V. and Staples, Inc. on June 3, 2008.

*** Previously furnished as Exhibit 3 to Form CB Amendment No. 2 filed with the U.S. Securities and Exchange Commission by Staples Acquisition B.V. and Staples, Inc. on June 5, 2008.

**** Previously furnished as Exhibit 4 to Form CB Amendment No. 3 filed with the U.S. Securities and Exchange Commission by Staples Acquisition B.V. and Staples, Inc. on June 16, 2008.

***** Previously furnished as Exhibit 5 to Form CB Amendment No. 3 filed with the U.S. Securities and Exchange Commission by Staples Acquisition B.V. and Staples, Inc. on June 16, 2008.

7******	Press release, dated June 25, 2008, “Staples Increases Offer Price per Corporate Express Preference Share A to EUR 3.60”

8	Press release, dated July 9, 2008, “Staples Settles Its Offer for All Outstanding Securities of Corporate Express and Announces Delisting of Corporate Express Ordinary Shares and ADSs”

PART III.                                            CONSENT TO SERVICE OF PROCESS AND UNDERTAKING

On May 20, 2008, Staples Acquisition B.V. filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

****** Previously furnished as Exhibit 7 to Form CB Amendment No. 4 filed with the U.S. Securities and Exchange Commission by Staples Acquisition B.V. and Staples, Inc. on June 27, 2008.

PART IV.                                           SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STAPLES ACQUISITION B.V.

/s/ Christine T. Komola
(Signature)

Christine T. Komola, Director
(Name and Title)

July 11, 2008
(Date)

STAPLES, INC.

/s/ Kristin A. Campbell
(Signature)

Kristin A. Campbell, Senior Vice President, General Counsel
(Name and Title)

July 11, 2008
(Date)